Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since changed to Caturano and Company, Inc.) dated June 25, 2010 relating to the statement of net assets available for benefits of the Omega Flex, Inc. 401(k) Profit Sharing Plan (the Plan) as of December 31, 2009 and the related statement of changes in net assets available for benefits for the year ended December 31, 2009 included in this Form 11-K into the Company’s previously filed Registration Statement on Form S-8 (No. 333-135515).

/s/ Caturano and Company, Inc.

Boston Massachusetts
June 28, 2011